UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2006
RAM Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-32864 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)
RAM Re House
46 Reid Street
Hamilton HM 12 Bermuda
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 296-6501
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b)   On May 4, 2006, Mr. Michael J. Miller submitted a letter to the Board of Directors tendering his resignation from the Board of Directors effective immediately. Mr. Miller’s resignation was expected, as disclosed in the Company’s Registration Statement on Form S-1 for its initial public offering. Affiliates of CIVC Partners, of which Mr. Miller is a principal, sold a substantial portion of their shares of the Company in the initial public offering.
(d)   On May 9, 2006, on recommendation of the Nominating and Corporate Governance Committee of the Company, the Board of Directors of the Company appointed Mr. Conrad Voldstad to fill the vacancy created by the resignation of Mr. Miller. Mr. Voldstad will serve as a Director until the next Annual General Meeting of the shareholders of the Company, when it is expected that he will be placed on the ballot for election by the shareholders. The Board also determined that Mr. Voldstad is an independent director under the requirements of the Nasdaq National Market. Mr. Voldstad has not been named to serve on any committees of the Board of Directors at this time. Mr. Voldstad will be compensated for service on the Board of Directors in the same manner as the other “unaffiliated directors.” Mr. Voldstad will receive a retainer of $30,000 per year and $1,500 per board meeting for service on the Board of Directors of the Company. In connection with his appointment to the Board of Directors, Mr. Voldstad was granted options to purchase 13,000 of the Company’s common shares under the 2006 Equity Plan of the Company.
Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.
     (c) Exhibits

Exhibit
Number	Description
99.1	Letter from Mr. Michael Miller, dated May 4, 2006

99.2	Press Release dated May 9, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM Holdings Ltd. (Registrant)
Dated: May 9, 2006	By:	/s/ Vernon M. Endo
	Name:	Vernon M. Endo
	Title:	President and Chief Executive Officer

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